Exhibit 99.1

                                [LOGO OF GENCORP]

NEWS RELEASE

FOR IMMEDIATE RELEASE

             GENCORP REPORTS 2005 FOURTH QUARTER AND ANNUAL RESULTS

SACRAMENTO, Calif. - February 9, 2006 - GenCorp Inc. (NYSE: GY) today reported results for the fourth quarter and the fiscal year ended November 30, 2005.

                    2005 FOURTH QUARTER HIGHLIGHTS AND EVENTS
                    -----------------------------------------

     o The Company wrote down Atlas(R) V inventory of $169 million and completed sale of its Aerojet Fine Chemicals business for $114 million.

     o Fourth quarter 2005 sales from continuing operations increased 38% compared to fourth quarter 2004. Year-over-year annual sales increased 25%.

     o The Company announced it is exploring entering into a transaction on its 2,700 acre Rio Del Oro project.

     o The Company continued discussions with the City of Folsom regarding the annexation and entitlement of 625 acres, bringing the total amount of Company-owned land currently in the entitlement and re-zoning process to approximately 10 square miles.

Sales from continuing operations for the fourth quarter 2005 totaled $205 million, 38% above $149 million in the fourth quarter 2004. Sales for 2005 were $624 million compared to $499 million for 2004, an increase of 25%. Excluding Atlas sales of $84 million in 2005 and $13 million in 2004, year-over-year growth was 11%. Sales in 2005 reflect growth in the Company's Aerospace and Defense business.

The Company's net loss from continuing operations was $175 million ($3.19 per share) for the fourth quarter 2005 and $206 million ($3.78 per share) for the full year. The losses included a $169 million write-down of inventory on the Atlas V program and a $29 million charge for Olin litigation. Also included for the full year is a net charge for resolution of additional legacy litigation matters, recapitalization costs, other settlements, and a $29 million tax benefit for the carryback of current and prior year losses resulting in refunds of previously paid taxes.

The Company's net loss from continuing operations was $14 million ($0.30 per share) for the fourth quarter 2004 and $86 million ($1.91 per share) for 2004. The loss for the full year included a net charge of $9 million related to the recapitalization costs and a $29 million tax provision.

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

Terry Hall, chairman, president and chief executive officer said, "In the fourth quarter and throughout the year, GenCorp steered its way through a number of legacy liability issues which predate our 1999 spin-off of the polymer products segment (now OMNOVA Solutions, Inc.). We achieved acceptable settlements of retiree medical claims in the Wotus litigation and in our toxic tort cases in Southern California. While we were disappointed with having to write-down the Atlas V inventory and recognize the $29 million charge for the Olin litigation, these necessary actions, combined with the sale of our Fine Chemicals business, allow us to put many legacy uncertainties behind us with results going forward more reflective of our two core businesses.

"Aerojet's revenue growth this year is a confirmation of our strategy to participate in the consolidation of the U.S. propulsion market and to grow Aerojet to assure effective funding of our environmental remediation programs. As a result of our discussions with the City of Folsom regarding annexation of 625 acres, we now have approximately 10 square miles of land in the re-zoning and entitlement process in Northern California, and look forward to the approval of our first project, Rio Del Oro, later this year," continued Mr. Hall.


OPERATIONS REVIEW

Aerospace and Defense Segment
-----------------------------

Fourth quarter sales from continuing operations increased 47% to $203 million compared to $138 million in the fourth quarter 2004, including Atlas sales of $68 million in the fourth quarter 2005 and $12 million in the fourth quarter 2004. Excluding Atlas, fourth quarter sales increased 7% to $135 million compared to $126 million in the fourth quarter 2004.

Sales for 2005 increased 25% to $617 million compared to $492 million last year. Included in these amounts were Atlas sales of $84 million in 2005 and $13 million in 2004. Excluding Atlas, 2005 sales increased 11% to $533 million compared to $479 million last year. Most of Aerojet's product areas contributed to the growth, with individual program increases of greater than $10 million related to Standard Missile, Terminal High-Altitude Area Defense (THAAD) and Tomahawk.

Fourth quarter 2005 segment performance was a loss of $150 million compared to income of $7 million in the fourth quarter 2004. Excluding the impact of employee retirement benefit plan expense and unusual items, segment performance for the fourth quarter 2005 was a loss of $154 million, compared to income of $13 million in the fourth quarter of 2004. Segment performance, which is a non-GAAP financial measure, is defined in the Operating Segment Information table included in this release.

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

Segment performance for the full year 2005 was a loss of $137 million compared to income of $30 million in 2004. Excluding the impact of employee retirement benefit plan expense and unusual items, 2005 segment performance was a loss of $113 million compared to income of $57 million in 2004. Significant factors impacting the change in segment performance compared to the prior year were: (i) $169 million and $16 million write-down of inventory associated with the Atlas V program in 2005 and 2004, respectively (see Additional Information section below for more detail); (ii) environmental reserve and recovery adjustments that resulted in $4 million expense in 2005 compared to a $16 million favorable impact to segment performance in 2004; and (iii) changes in product mix that resulted in lower margins during 2005.

With the recent completion of deliveries on the Titan program and restructure of the Atlas V contract, sales for these two programs in 2006 are expected to decline by approximately $70 million from 2005 sales. Titan sales are expected to rebound in 2007 and 2008 when final facilities conversion and other related close-out activities are funded by the U.S. Air Force.

Aerojet, which Boeing Integrated Defense Systems selected as "Supplier of the Year," had a number of fourth quarter successes:

     o awarded a $20 million contract to develop and demonstrate a new ICBM motor for the Air Force Applications Advanced Second Stage Booster Development program;

     o    demonstrated its rocket motor for the THAAD missile flight test;

     o negotiated a production contract for the Guided Multiple-Launch Rocket System; and

     o expanded its propulsion support of the TOW program with a new Bunker Buster contract.

Mr. Hall commented, "Aerojet's engines performed flawlessly on seven launches during 2005 with 100% mission success, including the final Titan IV flight in October, marking the last milestone for Aerojet's 50 years of Titan program work. Aerojet's launch and in-space technology also supported several other high profile deep space missions during the year, including the Mars Reconnaissance Orbiter and the Stardust project. In January 2006, five of Aerojet's solid rocket boosters launched the New Horizons spacecraft on its journey to Pluto.

"Aerojet's accomplishments over the last year and the breadth of our technology and products position us to benefit from multiple new opportunities emerging from the Department of Defense and NASA," continued Mr. Hall.

As of November 30, 2005, contract backlog was $696 million compared to $879 million as of November 30, 2004. The decrease in the contract backlog is primarily a result of the renegotiated Atlas V contract. Excluding Atlas, other program contract backlog grew by $69 million, a 13% increase. Funded backlog, which includes only the amount for which money has been directly authorized by the U.S. Congress, or for which a purchase order has been received from a commercial customer, was $498 million as of November 30, 2005, compared to $538 million on November 30, 2004. Excluding Atlas, funded backlog grew by $27 million, a 7% increase.

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Real Estate Segment
-------------------

Real Estate sales and segment performance for 2005 were $7 million and $4 million, respectively, compared to $15 million and $12 million, respectively, for 2004. The 2004 results included revenue from a property usage agreement and an exclusive mining rights agreement. Results for 2005 consist of rental property revenue only, as there were no significant sales of real estate assets.

In 2005, the Company continued its efforts to enhance shareholder value by repositioning excess Sacramento land holdings for higher and better uses. The City of Rancho Cordova is the planning and entitlement authority for the Company's 2,716-acre Rio Del Oro project application. The City, which is awaiting comments from the U.S. Army Corps of Engineers, expects to release its Environmental Impact Review (EIR) in March 2006, with approval of the application anticipated in late 2006.

Rancho Cordova also has jurisdiction over the Company's 1,654-acre Westborough project. The City expects to start the EIR for this project in the next few months, with project approval anticipated in 2008.

The County of Sacramento is the planning and entitlement authority for the 1,385-acre Glenborough and Easton place project. The County began preparation of the EIR for this project in June 2005. A draft EIR generally takes at least a year to prepare; therefore, the Company expects this document to be released for comments in the second half of 2006, with project approval anticipated in 2007.

The Company, along with several other property owners, is engaged in discussions with the City of Folsom regarding the annexation, re-zoning and entitlement of 3,500 acres of County land, 625 of which are owned by the Company, in Folsom's sphere of influence. With this additional acreage, 6,400 acres, or approximately 10 square miles, of the Company's Sacramento land is in process for re-zoning and entitlement.

Mr. Hall noted, "The key to creating shareholder value with our real estate holdings is obtaining the re-zoning and entitlement approvals required to return this land to higher and better uses. In California, this is a complex and lengthy process, the timing of which is difficult to predict. The Rio Del Oro application is currently dependent upon the response from the Corps of Engineers. We continue to work closely with the City of Rancho Cordova in its efforts to keep this project on track for approval in late 2006.

"We will continue to explore real estate structures or transactions which add to shareholder value, such as our recent announcement regarding the exploration of a possible real estate transaction on our Rio Del Oro project," concluded Mr. Hall.

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

ADDITIONAL INFORMATION

The loss from discontinued operations was $24 million in 2005 ($0.43 per share) compared to $312 million ($6.91 per share) in 2004. The loss in 2005 included a $29 million charge associated with the disposition of the Fine Chemicals business, primarily reflecting the seller note of $26 million for which income will be recorded as the note is realized. The loss in 2004 included a one-time charge of $279 million associated with the disposition of the GDX Automotive business.

As previously discussed, the Company recorded an inventory write-down of $169 million in the fourth quarter of 2005 on a contract to design, develop and produce a solid rocket motor for Lockheed Martin's Atlas V program. Recovery of the Atlas V inventory has been subject to several uncertainties. Until recently, the Company believed that a contract restructuring, projected to occur in late 2005, would permit recovery of inventoried development and production costs. This belief was based on prior statements by government officials regarding funding for the Evolved Expendable Launch Vehicle program, and ongoing discussions with the prime contractor over a long period of time, including requests for historical costs and past investment. Recently, the Company learned that government funding is not available to recover past costs, and as a result, the Company concluded renegotiation of the contract was in its best interest to prevent further unrecoverable investment in this historically unprofitable program. Accordingly, on December 22, 2005, the Company reached an agreement with Lockheed Martin Corporation, which spells out the renegotiated terms.

On November 30, 2005, the Company sold its Fine Chemicals business to American Pacific Corporation (AMPAC) for $114 million, subject to adjustment, consisting of $88 million of cash, unsecured subordinated seller note of $26 million. Additionally, AMPAC will pay us up to $5 million based on the Fine Chemical business achieving specified earning targets in the twelve month period ending September 30, 2006.

Interest expense decreased to $24 million in 2005 from $35 million in 2004. The decrease is the result of lower average debt and interest rates as a result of the sale of the GDX Automotive business in August 2004 and the recapitalization transactions initiated in November 2004 and completed in February 2005.

Total debt decreased to $444 million at November 30, 2005 from $577 million at November 30, 2004. The cash balance at November 30, 2005 was $91 million, all of which was unrestricted, whereas the cash balance at November 30, 2004 totaled $269 million, of which $201 million was restricted. The restricted cash was used in the first quarter of 2005 to pay down debt. Total debt less cash increased from $308 million at November 30, 2004 to $353 million as of November 30, 2005. The $45 million increase resulted primarily from (i) costs associated with the recapitalization transactions completed in the first quarter of 2005; (ii) payment for the Olin judgment; (iii) costs associated with legacy business matters, including costs related to postretirement plans; (iv) interest payments on debt; (v) corporate expenses; and (vi) capital expenditures offset by cash received from the sale of the Fine Chemicals business and cash generated by the Aerospace and Defense segment. As of November 30, 2005, the Company's $80 million revolving credit facility was unused.

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

In connection with the Company's preparation of its consolidated financial statements for the year ended November 30, 2005, adjustments were identified and recorded related to the Company's previously reported financial results for the first and second quarters of 2005. These restated results are reflected in the year 2005 financial results reported herein. The adjustments did not have an effect on our full year financial results. The determination to restate the financial data was made by management in consultation with the audit committee as a result of identification of errors related to (i) the application of consistent revenue recognition policies and procedures for an acquired operation; and (ii) the application of SFAS 52, Foreign Currency Translation, subsequent to the divestiture of the GDX Automotive business.

The Company is required to assess the effectiveness of its internal control over financial reporting as of the end of its year ended November 30, 2005. This assessment will be included in the Company's 2005 Annual Report on Form 10-K. In making its assessment of internal control over financial reporting, the Company uses the criteria used by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework. In the Company's 2005 Form 10-K, management expects to report a material weakness in internal control over financial reporting concerning insufficient processes and controls to communicate information in sufficient detail as it relates to accounting for complex, non-routine transactions. As a result, management is expected to conclude that its internal control over financial reporting was not effective at November 30, 2005.

FORWARD-LOOKING STATEMENTS

This release may contain certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements in this release and in subsequent discussions with the Company's management are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein and in subsequent discussions with the Company's management that are not clearly historical in nature are forward-looking and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company's forward-looking statements. Some important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

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

     o cancellation or material modification of one or more significant contracts, such as the recent renegotiation of our Atlas V contract;

     o    future reductions or changes in U.S. government spending;

     o failure to comply with regulations applicable to contracts with the U.S. government;

     o product failures, schedule delays or other problems with existing or new products and systems or cost-overruns on the Company's fixed-price contracts;

     o significant competition and the Company's inability to adapt to rapid technological changes;

     o the release or explosion of dangerous materials used in the Company's businesses;

     o disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as increases in the prices of raw materials;

     o    reduction in airbag propellant volume;

     o a strike or other work stoppage or the Company's inability to renew collective bargaining agreements on favorable terms;

     o the loss of key employees and shortage of available skilled employees to achieve anticipated growth;

     o environmental claims related to the Company's current and former businesses and operations;

     o the possibility that the environmental and other government regulations that impact the Company become more stringent or subject the Company to material liability in excess of its established reserves;

     o changes in economic and other conditions in the Sacramento County, California, real estate market or changes in interest rates affecting real estate values in that market;

     o the Company's limited experience in real estate activities and the ability to execute its real estate business plan, including the Company's ability to obtain all necessary zoning, land use and environmental approvals;

     o the cost of servicing the Company's debt and compliance with financial and other covenants;

     o effects of changes in discount rates and returns on plan assets of defined benefit pension plans could require the Company to increase its shareholders' deficit;

     o fluctuations in sales levels causing the Company's quarterly operating results to fluctuate;

     o    additional costs related to the Company's recent divestitures;

     o    costs and time commitment related to acquisition activities;

     o inability to effectively and efficiently implement the necessary initiatives to eliminate the material weakness we expect to report in our internal controls over financial reporting; and

     o those risks detailed from time to time in the Company's reports filed with the SEC.

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

This list of factors that may affect future performance and the accuracy of forward-looking statements are illustrative, but by no means exhaustive. These and other factors will be described in more detail in the Company's Annual Report on Form 10-K for the year ended November 30, 2005 and in the Company's subsequent filings with the SEC. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results and may be beyond the Company's control. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

ABOUT GENCORP

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate business segment that includes activities related to the entitlement, sale, and leasing of the Company's excess real estate assets. Additional information about the Company can be obtained by visiting the Company's web site at http://www.GenCorp.com.

CONTACT INFORMATION:

Investors: Yasmin Seyal, senior vice president and chief financial officer
916.351.8585 Media: Linda Cutler, vice president, corporate communications 916.351.8650

                               (Tables to follow)

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CONSOLIDATED STATEMENTS OF OPERATIONS
GenCorp Inc.

                                                               THREE MONTHS ENDED                  YEAR ENDED
                                                          ----------------------------    ----------------------------
                                                          NOVEMBER 30,    NOVEMBER 30,    NOVEMBER 30,    NOVEMBER 30,
(in millions, except per-share amounts)                       2005            2004            2005            2004
-------------------------------------------------------   ------------    ------------    ------------    ------------
                                                                  (Unaudited)
Net sales                                                 $        205    $        149    $        624    $        499
COSTS AND EXPENSES:
  Cost of products sold                                            358             128             739             447
  Selling, general and administrative                                8              15              30              49
  Depreciation and amortization                                      7               6              28              31
  Interest expense                                                   5              10              24              35
  Unusual items, net                                                17               9              37               9
  Other (income) expense                                             1              (1)              1             (15)
                                                          ------------    ------------    ------------    ------------
Loss from continuing operations before income taxes               (191)            (18)           (235)            (57)
  Income tax  benefit (provision)                                   16               4              29             (29)
                                                          ------------    ------------    ------------    ------------
  Loss from continuing operations                                 (175)            (14)           (206)            (86)
                                                          ------------    ------------    ------------    ------------
  Income (loss) from discontinued operations,
    net of tax                                                      --              (6)            (24)           (312)
                                                          ------------    ------------    ------------    ------------
Net loss                                                  $       (175)   $        (20)   $       (230)   $       (398)
                                                          ============    ============    ============    ============
LOSS PER SHARE OF COMMON STOCK
BASIC AND DILUTED:
  Loss per share from continuing operations               $      (3.19)   $      (0.30)   $      (3.78)   $      (1.91)
  Loss per share from discontinued operations                     0.01           (0.12)          (0.43)          (6.91)
                                                          ------------    ------------    ------------    ------------
  Loss per share                                          $      (3.18)   $      (0.42)   $      (4.21)   $      (8.82)
                                                          ============    ============    ============    ============
  Weighted average shares of common stock
    outstanding                                                   54.9            47.2            54.6            45.1
                                                          ------------    ------------    ------------    ------------
Dividends Declared Per Share of Common Stock              $         --    $         --    $         --    $       0.06
                                                          ------------    ------------    ------------    ------------

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OPERATING SEGMENT INFORMATION
GenCorp Inc.

                                                               THREE MONTHS ENDED                  YEAR ENDED
                                                          ------------    ------------    ------------    ------------
                                                          NOVEMBER 30,    NOVEMBER 30,    NOVEMBER 30,    NOVEMBER 30,
(in millions)                                                 2005            2004            2005            2004
-------------------------------------------------------   ------------    ------------    ------------    ------------
                                                                  (Unaudited)
NET SALES:
  Aerospace and Defense                                   $        203    $        138    $        617    $        492
  Real Estate                                                        2              11               7              15
  Intersegment sales elimination                                    --              --              --              (8)
                                                          ------------    ------------    ------------    ------------
      Total                                               $        205    $        149    $        624    $        499
                                                          ============    ============    ============    ============
SEGMENT PERFORMANCE:
  Aerospace and Defense                                   $       (154)   $         13    $       (113)   $         57
  Retirement benefit plan expense                                   (8)             (6)            (34)            (27)
  Unusual items                                                     12              --              10              --
                                                          ------------    ------------    ------------    ------------
    Aerospace and Defense Total                                   (150)              7            (137)             30
                                                          ------------    ------------    ------------    ------------
    Real Estate                                                      1               9               4              12
                                                          ------------    ------------    ------------    ------------
      Total                                               $       (149)   $         16    $       (133)   $         42
                                                          ============    ============    ============    ============
RECONCILIATION OF SEGMENT PERFORMANCE TO LOSS FROM
CONTINUING OPERATIONS BEFORE INCOME TAXES:
Segment Performance                                       $       (149)   $         16    $       (133)   $         42
  Interest expense                                                  (5)            (10)            (24)            (35)
  Corporate retirement benefit plan expense                         (4)             (3)            (14)            (17)
  Corporate and other expenses                                      (4)            (12)            (17)            (38)
  Unusual items                                                    (29)             (9)            (47)             (9)
                                                          ------------    ------------    ------------    ------------
Loss from continuing operations before income taxes               (191)            (18)           (235)            (57)
  Income tax benefit (provision)                                    16               4              29             (29)
                                                          ------------    ------------    ------------    ------------
  Loss from continuing operations                                 (175)            (14)           (206)            (86)
                                                          ------------    ------------    ------------    ------------
  Income (loss) from discontinued operations,
    net of tax                                                      --              (6)            (24)           (312)
                                                          ------------    ------------    ------------    ------------
    Net loss                                              $       (175)   $        (20)   $       (230)   $       (398)
                                                          ============    ============    ============    ============

    The Company evaluates its operating segments based on several factors, of which the primary financial and performance measure is segment performance. Segment performance represents net sales from continuing operations less applicable costs, expenses, and provisions for restructuring and unusual items relating to operations. Segment performance excludes corporate income and expenses, provisions for unusual items not related to the operations, interest expense, and income taxes. The Company believes that segment performance provides information useful to investors in understanding its underlying operational performance. Specifically, the Company believes the exclusion of the items listed above permits an evaluation and a comparison of results for ongoing business operations, and it is on this basis that management internally assesses the performance of its segments.

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CONDENSED CONSOLIDATED BALANCE SHEETS
GenCorp Inc.

                                                               NOVEMBER 30,   NOVEMBER 30,
(in millions)                                                     2005             2004
------------------------------------------------------------   ------------   ------------
ASSETS
Cash and cash equivalents                                      $         91   $         68
Restricted cash                                                          --             23
Accounts receivable, net                                                 82             82
Inventories                                                              57            159
Recoverable from U.S. government and other third parties for
 environmental remediation costs                                         25             36
Prepaid expenses and other                                               26             12
Assets of discontinued operations                                        --             94
                                                               ------------   ------------
Total current assets                                                    281            474

NONCURRENT ASSETS
Restricted cash                                                          --            178
Property, plant and equipment, net                                      140            145
Recoverable from U.S. government and other third parties for
 environmental remediation costs                                        171            197
Prepaid pension asset                                                   233            278
Goodwill                                                                102            103
Other noncurrent assets, net                                            130            120
                                                               ------------   ------------
Total noncurrent assets                                                 776          1,021
                                                               ------------   ------------
Total assets                                                   $      1,057   $      1,495
                                                               ============   ============

LIABILITIES AND SHAREHOLDERS' (deficit) EQUITY
Short-term borrowings and current portion of long-term debt    $          1   $         23
Accounts payable                                                         57             55
Reserves for environmental remediation                                   52             51
Income taxes payable                                                      6             35
Postretirement benefits other than pensions                              12             15
Other current liabilities                                               142            141
Liabilities of discontinued operations                                    2             18
                                                               ------------   ------------
Total current liabilities                                               272            338

NONCURRENT LIABILITIES
Convertible subordinated notes                                          291            285
Senior subordinated notes                                                98            150
Other long-term debt, net of current portion                             54            119
Reserves for environmental remediation                                  216            253
Postretirement benefits other than pensions                             138            149
Other noncurrent liabilities                                             61             60
                                                               ------------   ------------
Total noncurrent liabilities                                            858          1,016
                                                               ------------   ------------
Total liabilities                                                     1,130          1,354
Total shareholders' (deficit) equity                                    (73)           141
                                                               ------------   ------------
Total liabilities and shareholders' (deficit) equity           $      1,057   $      1,495
                                                               ============   ============

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